EXHIBIT 99.2

Workflow Holdings, LLC
and Subsidiaries

Consolidated Financial Statements

For the Six Months Ended June 30, 2013 and 2012

Workflow Holdings, LLC and Subsidiaries

Index

June 30, 2013

Page(s)

Consolidated Financial Statements (Unaudited)

Consolidated Balance Sheets	2

Consolidated Statements of Operations and Changes in Members’ Deficit	3

Consolidated Statements of Cash Flows	4

Notes to the Consolidated Financial Statements	5 – 11

Workflow Holdings, LLC and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(in thousands)

	June 30,	December 31,
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$ 19,939	$ 18,833
Accounts receivable, net	57,799	59,208
Inventories, net	22,877	22,654
Prepaid and other current assets	8,885	9,258
Total current assets	109,500	109,953
Property, plant and equipment, net	47,843	49,723
Intangible assets, net	87,837	96,677
Goodwill	33,926	33,927
Other assets	3,474	2,929
Total assets	$ 282,580	$ 293,209
Liabilities and Members' Deficit
Current Liabilities
Current maturities of long-term debt	$ 8,259	$ 8,236
Accounts payable	29,246	27,853
Accrued liabilities	24,733	26,271
Total current liabilities	62,238	62,360
Long-term debt, less current maturities	322,859	307,156
Other long-term liabilities	1,520	1,950
Total liabilities	386,617	371,466

Members' Deficit	(104,037)	(78,257)
Total liabilities and members' deficit	$ 282,580	$ 293,209

The accompanying notes are an integral part of these consolidated financial statements.

Workflow Holdings, LLC and Subsidiaries

Consolidated Statements of Operations and Changes in Members’ Deficit (Unaudited)

(in thousands)

	Six	Six
	Months Ended	Months Ended
	June 30,	June 30,
	2013	2012

Net revenues	$ 223,070	$ 236,180
Cost of sales	150,116	160,491
Gross margin	72,954	75,689
Selling, general and administrative expenses	61,664	65,468
Amortization of intangibles	8,841	8,841
Restructuring charges	1,156	2,312
Operating income (loss)	1,293	(932)
Other expense
Interest expense	(27,073)	(24,090)
Net loss	$ (25,780)	$ (25,022)

Members' Deficit
Beginning of period	(78,257)	(30,244)
End of period	$ (104,037)	$ (55,266)

The accompanying notes are an integral part of these consolidated financial statements.

Workflow Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six	Six
	Months Ended	Months Ended
	June 30,	June 30,
	2013	2012

Cash flows from operating activities
Net loss	$ (25,780)	$ (25,022)
Adjustments to reconcile net loss to net cash provided by
operating activities
Loss on sale of fixed assets	80	255
Depreciation and amortization	14,441	14,547
Interest paid-in-kind	18,998	15,788
Amortization of fair value adjustment on debt	978	1,020
Amortization of deferred financing fees	429	284
Changes in operating assets and liabilities
Decrease in accounts receivable	1,409	3,364
(Increase) decrease in inventories	(223)	3,353
Decrease in other current assets	373	275
Decrease in other long term assets	10	20
Decrease in accounts payable and accrued expenses	(565)	(4,611)
Decrease in long term liabilities	(430)	(1,092)
Net cash provided by operating activities	9,720	8,181

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	4	94
Expenditures for property, plant and equipment	(3,551)	(3,093)
Net cash used in investing activities	(3,547)	(2,999)

Cash flows from financing activities
Payments on long term debt	(4,084)	(4,160)
Deferred financing fees	(983)	(669)
Net cash used in financing activities	(5,067)	(4,829)

Net increase in cash and equivalents	1,106	353

Cash
Beginning of period	18,833	19,353
End of period	$ 19,939	$ 19,706

Noncash investing and financing activities
Deferred financing fees paid-in-kind	$ -	$ 811
Capital lease obligations	$ 254	$ 87

The accompanying notes are an integral part of these consolidated financial statements.

1.

Background

Formation and Business of the Company

Workflow Holdings, LLC (“the Company”), a Delaware Limited Liability Company was formed on December 28, 2010.  On March 2, 2011, the Company acquired certain assets and assumed certain liabilities of WF Capital Holdings, Inc. and Subsidiaries (“WF Holdings”).  The Company is privately owned.

The Company manufactures, sources, and distributes a full range of printed business documents and branded merchandise and provides related management services to its customers ranging in size from global corporations and major non-profit organizations to mid-size and smaller companies throughout the United States of America.  The Company provides customers with integrated services and information tools to manage their print and branded merchandise needs through its manufacturing and sourcing capabilities, as well as assisting customers with warehousing, logistics and supply chain management.

Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and include all adjustments, consisting of normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented.  The financial statements are not necessarily indicative of the results expected for any other interim period or for the full fiscal year.  The financial statements do not include all of the information and note disclosures required by generally accepted accounting principles (“GAAP”) for annual financial statements.  The accompanying consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the year ended December 31, 2012.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

2.

Restructuring

The Company incurred restructuring costs related to the closing and consolidation of facilities, employee severance and professional fees incurred in connection with the execution of restructuring initiatives in the amount of $1,156 and $2,312 for the six months ended June 30, 2013 and 2012.  The remaining restructuring liability as of June 30, 2013 is $672 and is included in accrued liabilities on the consolidated balance sheet.

The following table sets forth the accrued restructuring liabilities:

Severance
	and	Facilities	Professional
	personnel-	closings and	Fees and
	related costs	consolidations	Other	Total

December 31, 2012	$ 525	$ 271	$ 316	$ 1,112
Expenses	205	332	619	1,156
Payments	(284)	(377)	(935)	(1,596)
June 30, 2013	$ 446	$ 226	$ -	$ 672

3.

Accounts Receivable, net

Accounts receivable, net, consists of the following:

	June 30,	December 31,
	2013	2012

Accounts receivable	$ 59,116	$ 60,436
Less allowance for bad debts	(1,317)	(1,228)
Accounts receivable, net	$ 57,799	$ 59,208

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

4.

Inventories

Inventories consist of the following:

	June 30,	December 31,
	2013	2012

Raw materials	$ 1,158	$ 1,124
Work-in-process	1,491	1,323
Finished goods	20,228	20,207
Total inventories	$ 22,877	$ 22,654

The allowance for slow-moving and obsolete inventory, primarily finished goods, was $1,823 and $1,603 at June 30, 2013 and December 31, 2012, respectively.

5.

Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following:

	Weighted	June 30,	December 31,
	Average Life	2013	2012

Land and improvements	10 years	$ 3,140	$ 3,140
Buildings and improvements	10-33 years	6,653	6,573
Furniture, fixtures and equipment	3-15 years	31,609	30,849
Computer hardware and software	3-5 years	24,594	21,212
Leasehold improvements	3-16 years	6,274	6,134
Construction in progress		1,973	2,764
Total		74,243	70,672
Less: Accumulated depreciation		(26,400)	(20,949)
Property, plant and equipment, net		$ 47,843	$ 49,723

Depreciation expense included in cost of goods sold and selling, general and administrative expenses was $5,600 and $5,706 for the six months ended June 30, 2013 and 2012, respectively.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

6.

Intangible Assets, Net

Intangible assets, net, consist of the following:

	Customer	Trademarks &
	Relationships	Trade Names	Total

December 31, 2012	$ 49,719	$ 46,959	$ 96,678
Amortization	(5,965)	(2,876)	(8,841)
June 30, 2013	$ 43,754	$ 44,083	$ 87,837

7.

Accrued Liabilities

Accrued liabilities consist of the following:

	June 30,	December 31,
	2013	2012

Compensation and employee related benefits	$ 9,327	$ 9,825
Customer rebates	$ 4,323	$ 4,901
Business and sales taxes	$ 3,006	$ 1,986
Accrued interest	$ 4,921	$ 4,429
Other accrued liabilities	$ 3,156	$ 5,130
Accrued liabilities	$ 24,733	$ 26,271

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

8.

Long-Term Debt

Long-term debt consists of the following:

	June 30,	December 31,
	2013	2012

First Lien Term Loan	$ 130,534	$ 133,216
Second Lien Term Loan	203,769	186,508
Other	420	251
	334,723	319,975
Less, unamortized fair value adjustment	(3,605)	(4,583)
Less, current maturities of long-term debt	(8,259)	(8,236)
Long-term debt, net	$ 322,859	$ 307,156

First Lien Term Loan

In connection with the acquisition of certain assets and assumption of certain liabilities of WF Holdings, the Company’s subsidiary, WorkflowOne LLC entered into a $141,529 term loan (“First Lien Term Loan”) with lenders to finance the acquisition.  The First Lien Term Loan matures on March 2, 2015.  Interest rates are based on either a) the greater of 3% or LIBOR (0.19% at June 30, 2013), plus 7% or b) at a defined base rate plus 6%, at the borrower’s election.  The First Lien Term Loan is guaranteed by the Company and WorkflowOne LLC’s wholly owned subsidiary, WorkflowOne of Puerto Rico Inc., and collateralized by a first priority lien on substantially all of the Company’s and its subsidiaries’ assets.

Second Lien Term Loan

In connection with the acquisition of certain assets and assumption of certain liabilities of WF Holdings, the Company’s subsidiary, WorkflowOne LLC entered into a $140,000 second lien term loan (“Second Lien Term Loan”) with lenders to finance the acquisition.  The Second Lien Term Loan matures on September 2, 2015.

Interest rates are based on the greater of 3% or LIBOR (0.19% at June 30, 2013), plus 1.0%, plus a defined base margin of 11.0%, plus a supplemental margin (2.0% at June 30, 2013).  Subject to certain financial conditions, 5% of the paid-in-kind interest could convert to cash interest.  As of June 30, 2013, all interest on the Second Lien Term Loan is being accrued as paid-in-kind.  The Second Lien Term Loan is guaranteed by the Company and WorkflowOne of Puerto Rico Inc., and collateralized by a second priority lien on substantially all of the Company’s and its subsidiaries’ assets.

On October 5, 2011, the Company reached an agreement with its lenders to amend its financial covenants which require the Company to meet certain leverage and interest coverage ratios under the First and Second Lien Term Loans.  Effective on that date the interest rate on the First Lien Term Loan was increased to include 1% of paid-in-kind interest.  The interest rate on the Second Lien Term Loan increased by 1%.  On April 20, 2012, the Company reached an agreement with its lenders to amend its financial covenants which require the Company to meet certain leverage and interest coverage ratios under the First and Second Lien Term Loans.  Effective on that date the interest rate on the First Lien Term Loan was increased to include an additional 1% of paid-in-kind interest.  On April 30, 2013, the Company reached an agreement with its lenders to amend its financial covenants which require the Company to meet certain leverage and interest coverage

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

ratios under the First and Second Lien Term Loans.  Paid-in-kind interest expense on the First Lien Term Loan totaled $1,332 and $975 for the six months ended June 30, 2013 and 2012, respectively. Paid-in-kind interest expense on the Second Lien Term Loan totaled $17,666 and $14,813 for the six months ended June 30, 2013 and 2012, respectively.

9.

Members’ Equity

At June 30, 2013, a total of 110,000 units were held by members of the Company as follows:

Class A Common Units	41,500
Class B Common Units	58,500
Preferred Units	10,000
Total Members' Equity	110,000

All units were issued to the unit holders as a part of the capitalization of the company in connection with the acquisition of assets from WF Holdings.  The Class A Common unit holders received 41,500 Class A Common units which have certain voting and preemptive rights.  The Class B unit holders received 58,500 Class B Common units which contain certain voting and preemptive rights.  The preferred unit holders received 10,000 preferred units which contain certain voting and preemptive rights and carry a preferred return, as defined, of 15% per annum compounded quarterly.  At June 30, 2013, the preferred units have a liquidating preference of approximately $42,269.

10.

Related Party Transactions

Management Fees

The Company has management agreements with two entities that also manage members of the Company.  The combined annual management fee is $1,100 plus reasonable expenses.  The entities provide the Company with management, consulting and financial advisory services, as well as periodic operational consultation.  The management fee is paid quarterly in advance.  The Company expensed management fees of $571 and $528 for the six months ended June 30, 2013 and 2012, respectively.

Debt

Approximately 73%, or $95,418, and approximately 68%, or $92,098, of the outstanding balance of the Company’s First Lien Term Loan, and 100% of the outstanding balance of the Second Lien Term Loan at June 30, 2013 and December 31, 2012, respectively, were financed by funds managed by entities that also manage members of the Company.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

11.

 Subsequent Events

The Company evaluated subsequent events through October 14, 2013, the date these financial statements were available to be issued. With the exception of those matters discussed below, there were no additional material subsequent events that required recognition or additional disclosure in these financial statements.

On August 1, 2013, The Standard Register Company (Standard Register) acquired all of the outstanding membership interests of WorkflowOne, LLC, (WorkflowOne), a subsidiary of Workflow Holdings, LLC, for a total purchase price of one dollar (the "Acquisition").  In connection with the Acquisition, Standard Register also assumed $210,000 of WorkflowOne’s First and Second Lien Term Loans, and issued warrants that will be convertible into 2,645,952 shares of Standard Register's Common Stock, subject to shareholder approval at a Shareholders' meeting scheduled for October 24, 2013.  The per share exercise price of each warrant is $0.00001.